Exhibit 99.1

Speedus Announces Third Quarter 2005 Results

November 14, 2005 – New York, New York

Speedus Corp. (NASDAQ: SPDE) today announced a net loss of $3.2 million, or $0.20 per share on a fully diluted basis, for the nine months ended September 30, 2005 compared to net earnings of $7.9 million, or $0.47 per share on a fully diluted basis, for the nine months ended September 30, 2004. The loss before depreciation and amortization was $2.6 million for the nine months ended September 30, 2005 compared to earnings before depreciation and amortization of $8.8 million for the nine months ended September 30, 2004.

The results for the nine months ended September 30, 2004 were primarily driven by a gain from technology settlement in the amount of $15 million. In connection with this settlement, the Company incurred $2.9 million in technology settlement expenses.

For the quarter ended September 30, 2005, the Company reported a net loss of $0.9 million, or $0.06 per share on a fully diluted basis, compared to a net loss of $1.1 million, or $0.07 per share on a fully diluted basis, for the quarter ended September 30, 2004. The loss before depreciation and amortization was $0.7 million for the quarter ended September 30, 2005 compared to $0.9 million for the quarter ended September 30, 2004.

For the nine months ended September 30, 2005, total operating expenses, before depreciation and amortization and technology settlement expenses, amounted to $4.3 million compared to $4.5 million for the nine months ended September 30, 2004. Net of an increase in the amount of $0.1 million as a result of the opening of a second F&B Güdtfood store in the second quarter of 2004, this $0.3 million decrease is primarily a result of the continuation of personnel reductions and cost-saving measures.

About Speedus Corp.

Speedus Corp. is a holding company with controlling interests in Zargis Medical Corp. and F&B Güdtfood Holdings, Inc. Speedus Corp also owns broadband intellectual property and controls licensed wireless frequencies. Additional information on Speedus Corp. and its services may be obtained at www.speedus.com or by contacting John Kallassy at 888-773-3669 (ext. 22) or jkallassy@speedus.com.

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Statements contained herein that are not historical facts, including but not limited to statements about the Company’s product, corporate identity and focus, may be forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, the continuing development of the Company’s sales, marketing and support efforts.

These financial statements do not include all information and notes required by generally accepted accounting principles for complete financial statements. These financial statements should be read in conjunction with the Company’s 2004 audited consolidated financial statements and notes thereto on Form 10-K and quarterly reports on Form 10-Q. Operating results for the three and nine months ended September 30, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

CONTACT: John Kallassy of Speedus Corp., 888-773-3669, ext. 22, or jkallassy@speedus.com

SPEEDUS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended September 30,		Nine months ended September 30,

	2005	2004	2005	2004

Revenues	$293,768	$308,600	$803,494	$659,843

Expenses:
Selling, general and administrative	981,196	998,249	2,921,117	3,160,531
Research and development	389,238	378,143	1,085,507	1,117,137
Depreciation and amortization	229,473	278,833	692,849	871,079
Cost of sales	92,819	66,098	263,680	194,609
Technology settlement expenses	—	—	—	2,928,583

Total operating expenses	1,692,726	1,721,323	4,963,153	8,271,939

Operating loss	(1,398,958)	(1,412,723)	(4,159,659)	(7,612,096)

Investment income/(loss)	151,467	135,518	432,720	32,337
Minority interest	35,681	144,688	159,294	476,900
Gain from technology settlement	—	—	—	15,000,000

Earnings/(loss) before benefit from income taxes	(1,211,810)	(1,132,517)	(3,567,645)	7,897,141

Benefit from income taxes	321,539	—	321,539	—

Net earnings/(loss)	$(890,271)	$(1,132,517)	$(3,246,106)	$7,897,141

Per share:
Basic earnings/(loss) per common share	$(0.06)	$(0.07)	$(0.20)	$0.49

Weighted average common shares outstanding - basic	16,164,823	16,219,742	16,203,146	16,254,198

Diluted earnings/(loss) per common share	$(0.06)	$(0.07)	$(0.20)	$0.47

Weighted average common shares outstanding - diluted	16,164,823	16,219,742	16,203,146	16,816,636

SPEEDUS CORP.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30,	December 31,
	2005	2004

ASSETS
Current assets:
Cash and cash equivalents	$15,995,636	$17,740,865
United States Treasury bills	3,969,400	5,977,200
Marketable securities	1,806,779	1,060,592
Prepaid expenses and other	127,916	173,979
Accounts and other receivables	1,100	49,134

Total current assets	21,900,831	25,001,770
Property and equipment, net of accumulated depreciation of $272,144 and $175,457	528,311	609,840
Other intangible assets, net of accumulated amortization of $2,408,412 and $1,812,249	821,632	1,417,795
Other investments	800,000	900,000
Other assets	778,528	752,869

Total assets	$24,829,302	$28,682,274

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$152,357	$315,742
Accrued liabilities	1,265,243	1,357,720

Total current liabilities	1,417,600	1,673,462

Minority interest	—	159,294

Commitments and Contingencies

Stockholders’ equity:
Common stock ($.01 par value; 50,000,000 shares authorized; 21,750,174 and 21,587,674 shares issued)	217,502	215,877
Preferred stock ($.01 par value; 20,000,000 shares authorized):
Series A Junior Participating ($.01 par value; 4,000 shares authorized; no shares issued and outstanding)	—	—
Additional paid-in-capital	90,719,740	90,546,583
Treasury stock (at cost; 5,618,780 and 5,368,949 shares)	(5,866,176)	(5,499,684)
Accumulated deficit	(61,659,364)	(58,413,258)

Stockholders’ equity	23,411,702	26,849,518

Total liabilities and stockholders’ equity	$24,829,302	$28,682,274